Exhibit 12.1

                                  NYMAGIC, INC.
                       Ratio of Earnings to Fixed Charges


                                                       Years Ended December 31,
                                                       ------------------------
                                               2003      2002     2001     2000     1999
                                               ----      ----     ----     ----     ----
                                                                  (in thousands)

Earnings (loss) before income taxes             26,197   28,266  (12,839) (5,659)  21,179

Interest expense                                    25      575      395      712   1,058

Earnings (loss) before income taxes and
  interest expense                              26,222   28,841  (12,444) (4,947)  22,237

Interest expense                                    25      575      395      712   1,058

Ratio of Earnings to Fixed Charges           1,048.88x   50.16x  (31.50)x (6.95)x  21.02x
